SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 30, 2004

Date of Report (Date of earliest event reported)

VETERINARY PET SERVICES, INC.

(Exact name of registrant as specified in its charter)

California	0-50087	95-3538503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3060 Saturn Street

Brea, California 92821

(Address of principal executive offices)

(714) 989-0555

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure

Veterinary Pet Services, Inc. (the “Company”) is reviewing its financial statements for the fiscal year 2002 and the first two fiscal quarters of 2003. Because this review is not yet completed, the Company has not yet filed with the Securities and Exchange Commission (“SEC”) its quarterly report on Form 10-Q for the third quarter 2003, nor its annual report on Form 10-K for the fiscal year ended December 31, 2003, nor its quarterly report on Form 10-Q for the first quarter of 2004. The Company advises investors and others not to rely on the financial information it previously filed with the SEC until the Company has completed its review of previously filed financial information and resolved the financial reporting problems it is currently experiencing. The Company has filed Notifications of Late Filings on Form 12b-25 as required by SEC rules.

The Company believes that these delays are due to the technical difficulties the Company has experienced implementing its proprietary software system. Beginning in February 2001, the Company engaged an offshore computer software developer to adapt its property and casualty insurance policy administration software system known as “Renaissance” to meet the Company’s needs for a scalable, enterprise-wide solution for the Company’s sales, underwriting, policy administration, claims adjustment, and records archiving functions. In November 2001, the Company implemented the initial phase of the development, a billing and collection system that was designed to work with the Company’s legacy dBase system. In April 2003, the Company implemented additional modules and initiated the use of the system throughout the enterprise. Several additional modules were developed and implemented throughout the year, including an external enrollment module in January 2004. The Company has experienced material problems in completing the development of the full Renaissance system and the implementation of modules as they are completed. Since April 2003, the Company’s operations have been impaired by the problems associated with Renaissance, and it is required to utilize manual work-arounds to complete its normal business procedures.

The Company plans to file its Form 10-Q for the third quarter of 2003, its Form 10-K for the fiscal year ended December 31, 2003, and its Form 10-Q for the first quarter of 2004 as soon as practicable following the completion of the reviews by management and the Company’s Audit Committee. The Company will announce the results of its analysis and any impact on the full fiscal year 2002 as well as the impact on subsequent periods as soon as the Company’s analysis is completed. The Company will make further announcements on the timing of the release of this financial information when more details are available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VETERINARY PET SERVICES, INC.

Date: June 30, 2004	By:	/s/ Deborah A. Carter
Deborah A. Carter Vice President